Exhibit 99.1

AMCOL International Corporation (NYSE: ACO) Reports Second Quarter Results

HOFFMAN ESTATES, IL--(Marketwire - July 23, 2010) - AMCOL International Corporation (NYSE: ACO) today reported 2010 second quarter net income attributable to AMCOL shareholders of $0.51 per diluted share as compared to $0.20 per diluted share in the prior year's period.

Net sales increased 28.9% to $220.7 million for the quarter ended June 30, 2010 from $171.2 million in the 2009 period. Foreign currency fluctuations had a 1.9% favorable impact on our sales results for the quarter. Operating profit increased 72.3% over the 2009 second quarter to $23.7 million. Foreign currency fluctuations had a 5.8% favorable impact on current period operating profit.

Net sales for the six-month period ended June 30, 2010 increased 17.9% to $395.7 million, compared with $335.6 million for the 2009 period. Foreign currency fluctuations had a 2.8% favorable impact for the six-month period. Operating profit increased 44.1% over the 2009 period to $34.5 million. Foreign currency fluctuations had a 5.5% favorable impact on operating profit for the six-month period.

This release should be read in conjunction with the attached unaudited condensed consolidated financial statements. Further discussion of items and events impacting earnings are included later in this press release.

"The solid second quarter revenue growth across all our major segments helped drive strong bottom line results," said Larry Washow, AMCOL President and Chief Executive Officer. "The Minerals & Materials segment continued to perform well and we saw the seasonal improvement in our Environmental business following the difficult first quarter. Oilfield Services revenues were up nicely, and while its gross margins improved sequentially, we are still not back to last year's margin levels."

Washow continued, "The Minerals & Materials segment had another good quarter as the metalcasting markets are strong around the world. Our Asian business continues to grow as most countries in the region have rebounded from the economic slowdown. Much of our minerals business in Europe is consumer related so we have seen steady performance."

"Environmental activity has picked up substantially as better weather allowed the start of several delayed projects. Gross margins, however, are down from last year as revenues were comprised of more lining technology product sales. These markets are very competitive but our extensive global product and service base positions us well for a broad range of opportunities," Washow added.

"Oilfield Services activity did improve and we showed revenue growth over last year but margins were down as our businesses had some up front costs in anticipation of future growth and a different service mix. The hurricane season is here and the drilling moratorium in the Gulf of Mexico could cause issues in the third quarter. We are still focused on expanding our business outside of the US but it will take some time to impact the performance," Washow continued.

"Overall it was a very good quarter. As long as the economic environment is favorable, we should see the solid results in our Minerals & Materials segment. The Environmental segment is strongest in the second and third quarters and we are involved in several new projects, but the global activity is still down from 2008 levels. With all the uncertainty Oilfield Services is the most difficult to forecast but the sequential improvement is encouraging. With a stable economic environment and strong balance sheet management, we are looking for top line growth in the remainder of 2010," Washow concluded.

STATEMENT OF OPERATIONS HIGHLIGHTS:

The statement of operations highlights are supported by the segment results schedules included in this press release.

Net sales: The following details the components of sales by segment for the 2010 second quarter as compared to the prior year's second quarter.

Minerals & Materials: The majority of the revenue improvement was due to increased volumes, principally in domestic and Asian metalcasting markets resulting from increased demand for castings for automobiles and heavy equipment. Our basic minerals group had increased volumes driven by greater demand for drilling products for oil and gas wells.

Environmental: The revenue increase is due to increased demand for our lining technology products in the US and Europe, and shipment of products that could not ship in the first quarter due to inclement weather conditions in the US and Europe. Favorable foreign currency fluctuations also benefited revenue growth in the quarter.

Oilfield Services: The majority of the increase is due to greater demand in domestic coiled tubing and Australia filtration services. Favorable foreign currency fluctuations also benefited revenue growth in the quarter.

Transportation: Approximately half of the revenue increase was due to higher fuel-surcharges and the remainder was from greater demand for consumer product shipments.

Gross profit: Gross profit increased $13.6 million, or 28.9%, from the 2009 second quarter while gross margin remained consistent with the prior year at 27.5%.

Minerals & Materials: Gross profit increased $12.4 million, or 83.3%, from the 2009 quarter, and gross margins increased 590 basis points to 25.7%, principally due to greater volumes and increased operating efficiencies.

Environmental: Gross profit increased $0.6 million, or 3.0%, from the 2009 quarter. Gross margins decreased 440 basis points to 30.9%. The decrease in gross margin is principally due to increased competition in lining technology products.

Oilfield Services: Gross profit increased $0.4 million, or 3.6% from the 2009 quarter. Gross margin decreased 570 basis points to 29.7% due to increased labor and expansion costs as well as changes in the composition of revenues by service offering.

General, selling and administrative expenses (GS&A): GS&A expenses increased $3.7 million, or 11.0%, from the prior year quarter. Increased employee compensation and benefits expenses in Minerals & Materials and Corporate segments accounted for the majority of the increase. Approximately 14% of the increase was due to foreign currency fluctuations.

Interest expense, net: Interest expense, net decreased $0.8 million due to lower average debt levels and reduced overall average interest rates.

Other, net: Other, net is comprised mostly of foreign currency transaction and currency derivative gains and losses. The $1.8 million improvement is due to reduced losses from foreign currency transactions.

Income taxes: The second quarter results include income tax expense of $5.5 million versus an expense of $1.5 million in the prior year period. The increased expense results from greater pre-tax income. The effective tax rate increased as a greater portion of pre-tax income was generated in our domestic operations, which typically are subject to higher tax rates than those in effect in foreign countries.

Income (loss) from affiliates and joint ventures: The $1.7 million improvement over the prior year is due to improvements in the earnings of all affiliates and joint ventures, principally India, Belgium and Russia.

Share count: Our weighted average common and common equivalent shares outstanding increased 1.7% to 31.5 million; this reduced diluted earnings per share attributable to AMCOL shareholders for the quarter by one penny per share.

FINANCIAL POSITION AND CASH FLOW HIGHLIGHTS:

Long-term debt increased $16.4 million to $223.4 million at June 30, 2010, compared to $207.0 million at December 31, 2009. The increase was primarily due to our greater working capital investments to support our revenue growth. Total long-term debt, net represented 37.0% of capitalization at June 30, 2010 as compared to 35.3% at December 31, 2009. Cash and cash equivalents decreased $10.6 million to $17.0 million at June 30, 2010 compared to December 31, 2009.

Net working capital increased $26.7 million from December 31, 2009 to $230.4 million at June 30, 2010. The increase in working capital was due to increased sales volumes.

Cash flow generated from operating activities was $6.9 million for year-to-date June 30, 2010 compared with $65.5 million in the prior year period. In 2009, we decreased our working capital levels significantly in response to the economic recession and lower sales volumes. Thus, we generated significantly less cash flows from operations in the 2010 period as working capital levels increased over the 2009 period due to the increase in sales volumes.

Excluding our corporate building, capital expenditures for year-to-date June 30, 2010 were $25.9 million, of which $13.4 million relates to our 2009 purchase of a chrome mine in South Africa and the construction of a related processing facility. Comparative amounts in the 2009 period were $32.4 million and $15.1 million, respectively.

Dividends through June 30, 2010 remained roughly the same over the prior year period as our dividend per share has remained constant at $0.18 per quarter per share since the third quarter of 2008.

This release contains certain forward-looking statements regarding AMCOL's expected performance for future periods and actual results for such periods might materially differ. Such forward-looking statements are subject to uncertainties, which include, but are not limited to, actual growth in AMCOL's various markets, utilization of AMCOL's plants, currency exchange rates, currency devaluation, delays in development, production and marketing of new products, integration of acquired businesses, and other factors detailed from time to time in AMCOL's annual report and other reports filed with the Securities and Exchange Commission. AMCOL undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in AMCOL's expectations.

AMCOL International, headquartered in Hoffman Estates, IL, produces and markets a wide range of specialty mineral products used for industrial, environmental and consumer-related applications. AMCOL is the parent of American Colloid Company, CETCO (Colloid Environmental Technologies Company), CETCO Oilfield Services Company and the transportation operations, Ameri-co Carriers, Inc. and Ameri-co Logistics, Inc. AMCOL's common stock is traded on the New York Stock Exchange under the symbol ACO. AMCOL's web address is www.amcol.com. AMCOL's second quarter conference call will be available live today at 11 a.m. ET on the AMCOL website or by dialing 1-888-329-8889.

Financial tables follow.

AMCOL INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share data)

	Six Months Ended		Three Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Net sales	$395,664	$335,619	$220,713	$171,200
Cost of sales	290,342	245,251	159,938	124,052
Gross profit	105,322	90,368	60,775	47,148
General, selling and administrative expenses	70,818	66,421	37,031	33,368
Operating profit	34,504	23,947	23,744	13,780
Other income (expense):
Interest expense, net	(4,550)	(6,566)	(2,334)	(3,159)
Other, net	(117)	(2,714)	330	(1,502)
	(4,667)	(9,280)	(2,004)	(4,661)
Income before income taxes and income (loss) from affiliates and joint ventures	29,837	14,667	21,740	9,119
Income tax expense	7,701	3,117	5,519	1,546
Income before income (loss) from affiliates and joint ventures	22,136	11,550	16,221	7,573

Income (loss) from affiliates and joint ventures	(71)	(1,642)	20	(1,634)

Net income (loss)	22,065	9,908	16,241	5,939

Net income (loss) attributable to noncontrolling interests	(212)	(365)	92	(158)

Net income (loss) attributable to AMCOL shareholders	$22,277	$10,273	$16,149	$6,097

Weighted average common shares outstanding	31,092	30,719	31,141	30,744

Weighted average common and common equivalent shares outstanding	31,467	30,928	31,515	30,984

Basic earnings per share attributable to AMCOL shareholders	$0.72	$0.33	$0.52	$0.20

Diluted earnings per share attributable to AMCOL shareholders	$0.71	$0.33	$0.51	$0.20

Dividends declared per share	$0.36	$0.36	$0.18	$0.18

AMCOL INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

ASSETS	June 30,	December 31,
	2010	2009
	(unaudited)	*
Current assets:
Cash and equivalents	$17,036	$27,669
Accounts receivable, net	182,134	148,260
Inventories	96,094	96,173
Prepaid expenses	15,975	12,509
Deferred income taxes	7,424	6,525
Income tax receivable	7,635	2,431
Other	5,463	463
Total current assets	331,761	294,030

Property, plant, equipment, mineral rights and reserves:
Land and mineral rights	56,041	57,898
Depreciable assets	429,490	414,617
	485,531	472,515
Less: accumulated depreciation and depletion	244,669	236,269

	240,862	236,246
Other assets:
Goodwill	69,177	71,156
Intangible assets, net	45,238	47,185
Investments in and advances to affiliates and joint ventures	32,472	32,228
Available-for-sale securities	24,518	25,563
Deferred income taxes	1,802	2,513
Other assets	21,172	25,339
	194,379	203,984
	$767,002	$734,260

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$53,168	$40,335
Accrued liabilities	48,194	49,981
Total current liabilities	101,362	90,316

Long-term debt	223,373	207,017

Pension liabilities	20,943	20,403
Deferred compensation	7,927	7,544
Other liabilities	32,821	29,208
	61,691	57,155
Equity:
Common stock	320	320
Additional paid in capital	87,598	84,830
Retained earnings	286,328	275,200
Accumulated other comprehensive income	16,358	32,174
	390,604	392,524
Less:
Treasury stock	11,377	14,377
Total AMCOL shareholders' equity	379,227	378,147
Noncontrolling interest	1,349	1,625
Total equity	380,576	379,772
	$767,002	$734,260

* Condensed from audited financial statements.

AMCOL INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(In thousands)

	Six Months Ended
	June 30,
	2010	2009
Cash flow from operating activities:
Net income	$22,065	$9,908
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation, depletion, and amortization	17,022	17,875
Other non-cash charges	3,655	3,630
Changes in assets and liabilities, net of effects of acquisitions:
Decrease (increase) in current assets	(49,570)	45,157
Decrease (increase) in noncurrent assets	(1,832)	(4,665)
Increase (decrease) in current liabilities	14,667	(8,004)
Increase (decrease) in noncurrent liabilities	843	1,639
Net cash provided by (used in) operating activities	6,850	65,540

Cash flow from investing activities:
Capital expenditures	(25,939)	(32,446)
Capital expenditures - corporate building	-	(6,400)
Proceeds from sale of depreciable assets - corporate building	-	6,400
Receipts from (advances to) Chrome Corp	-	6,000
Investments in and advances to affiliates and joint ventures	(1,985)	(889)
Other	1,493	1,352
Net cash used in investing activities	(26,431)	(25,983)
Cash flow from financing activities:
Net change in outstanding debt	17,808	(28,792)
Proceeds from sales of treasury stock	2,904	768
Purchases of treasury stock	-	(165)
Dividends	(11,149)	(11,014)
Excess tax benefits from stock-based compensation	164	686
Net cash provided by (used in) financing activities	9,727	(38,517)
Effect of foreign currency rate changes on cash	(779)	876
Net increase (decrease) in cash and cash equivalents	(10,633)	1,916
Cash and cash equivalents at beginning of period	27,669	19,441
Cash and cash equivalents at end of period	$17,036	$21,357

AMCOL INTERNATIONAL CORPORATION
SEGMENT RESULTS (unaudited)
QUARTER-TO-DATE

Minerals and Materials	Three Months Ended June 30,
	2010		2009		2010 vs 2009
	(Dollars in Thousands)

Net sales	$ 106,397	100.0%	$ 75,479	100.0%	$ 30,918	41.0%
Cost of sales	79,057	74.3%	60,567	80.2%	18,490	30.5%
Gross profit	27,340	25.7%	14,912	19.8%	12,428	83.3%
General, selling and
administrative expenses	11,014	10.4%	9,129	12.1%	1,885	20.6%
Operating profit	16,326	15.3%	5,783	7.7%	10,543	182.3%

Environmental	Three Months Ended June 30,
	2010		2009		2010 vs 2009
	(Dollars in Thousands)

Net sales	$ 65,159	100.0%	$ 55,370	100.0%	$ 9,789	17.7%
Cost of sales	45,037	69.1%	35,843	64.7%	9,194	25.7%
Gross profit	20,122	30.9%	19,527	35.3%	595	3.0%
General, selling and
administrative expenses	12,108	18.6%	12,373	22.3%	(265)	-2.1%
Operating profit	8,014	12.3%	7,154	13.0%	860	12.0%

Oilfield Services	Three Months Ended June 30,
	2010		2009		2010 vs 2009
	(Dollars in Thousands)

Net sales	$ 39,644	100.0%	$ 32,133	100.0%	$ 7,511	23.4%
Cost of sales	27,874	70.3%	20,770	64.6%	7,104	34.2%
Gross profit	11,770	29.7%	11,363	35.4%	407	3.6%
General, selling and
administrative expenses	7,217	18.2%	6,913	21.5%	304	4.4%
Operating profit	4,553	11.5%	4,450	13.9%	103	2.3%

Transportation	Three Months Ended June 30,
	2010		2009		2010 vs 2009
	(Dollars in Thousands)

Net sales	$ 13,583	100.0%	$ 11,558	100.0%	$ 2,025	17.5%
Cost of sales	12,040	88.6%	10,212	88.4%	1,828	17.9%
Gross profit	1,543	11.4%	1,346	11.6%	197	14.6%
General, selling and
administrative expenses	844	6.2%	837	7.2%	7	0.8%
Operating profit	699	5.2%	509	4.4%	190	37.3%

Corporate	Three Months Ended June 30,
	2010	2009	2010 vs 2009
	(Dollars in Thousands)

Intersegment shipping sales	$ (4,070)	$ (3,340)	$ (730)
Intersegment shipping costs	(4,070)	(3,340)	(730)
Gross profit	-	-	-
General, selling and
administrative expenses	5,848	4,116	1,732	42.1%
Operating loss	5,848	4,116	1,732	42.1%

AMCOL INTERNATIONAL CORPORATION
SEGMENT RESULTS (unaudited)
YEAR-TO-DATE

Minerals and Materials	Six Months Ended June 30,
	2010		2009		2010 vs 2009
	(Dollars in Thousands)

Net sales	$ 204,085	100.0%	$ 155,636	100.0%	$ 48,449	31.1%
Cost of sales	152,535	74.7%	124,542	80.0%	27,993	22.5%
Gross profit	51,550	25.3%	31,094	20.0%	20,456	65.8%
General, selling and
administrative expenses	20,918	10.2%	17,703	11.4%	3,215	18.2%
Operating profit	30,632	15.1%	13,391	8.6%	17,241	128.8%

Environmental	Six Months Ended June 30,
	2010		2009		2010 vs 2009
	(Dollars in Thousands)

Net sales	$ 103,334	100.0%	$ 99,603	100.0%	$ 3,731	3.7%
Cost of sales	72,216	69.9%	65,977	66.2%	6,239	9.5%
Gross profit	31,118	30.1%	33,626	33.8%	(2,508)	-7.5%
General, selling and
administrative expenses	23,321	22.6%	22,778	22.9%	543	2.4%
Operating profit	7,797	7.5%	10,848	10.9%	(3,051)	-28.1%

Oilfield Services	Six Months Ended June 30,
	2010		2009		2010 vs 2009
	(Dollars in Thousands)

Net sales	$ 69,848	100.0%	$ 64,031	100.0%	$ 5,817	9.1%
Cost of sales	50,064	71.7%	41,063	64.1%	9,001	21.9%
Gross profit	19,784	28.3%	22,968	35.9%	(3,184)	-13.9%
General, selling and
administrative expenses	14,003	20.0%	13,601	21.2%	402	3.0%
Operating profit	5,781	8.3%	9,367	14.7%	(3,586)	-38.3%

Transportation	Six Months Ended June 30,
	2010		2009		2010 vs 2009
	(Dollars in Thousands)

Net sales	$ 25,703	100.0%	$ 22,849	100.0%	$ 2,854	12.5%
Cost of sales	22,833	88.8%	20,169	88.3%	2,664	13.2%
Gross profit	2,870	11.2%	2,680	11.7%	190	7.1%
General, selling and
administrative expenses	1,660	6.5%	1,690	7.4%	(30)	-1.8%
Operating profit	1,210	4.7%	990	4.3%	220	22.2%

Corporate	Six Months Ended June 30,
	2010	2009	2010 vs 2009
	(Dollars in Thousands)

Intersegment shipping sales	$ (7,306)	$ (6,500)	$ (806)
Intersegment shipping costs	(7,306)	(6,500)	(806)
Gross profit	-	-	-
General, selling and
administrative expenses	10,916	10,649	267	2.5%
Operating loss	(10,916)	(10,649)	(267)	2.5%

AMCOL INTERNATIONAL CORPORATION
SUPPLEMENTARY INFORMATION (unaudited)
QUARTER-TO-DATE

Composition of Sales by Geographic Region	Three Months Ended June 30, 2010
	Americas	EMEA	Asia Pacific	Total
Minerals and materials	30.8%	8.0%	9.4%	48.2%
Environmental	14.3%	12.5%	2.7%	29.5%
Oilfield services	15.3%	0.7%	1.9%	17.9%
Transportation	4.4%	0.0%	0.0%	4.4%
Total - current year's period	64.8%	21.2%	14.0%	100.0%
Total from prior year's comparable period	63.7%	25.2%	11.1%	100.0%

Percentage of Revenue Growth by Component	Three Months Ended June 30, 2010
	vs.
	Three Months Ended June 30, 2009
	Base Business	Acquisitions	Foreign Exchange	Total
Minerals and materials	17.4%	0.0%	0.7%	18.1%
Environmental	4.7%	0.3%	0.7%	5.7%
Oilfield services	3.9%	0.0%	0.5%	4.4%
Transportation	0.8%	0.0%	0.0%	0.8%
Total	26.8%	0.3%	1.9%	29.0%
% of growth	92.6%	0.9%	6.5%	100.0%

Minerals and Materials Product Line Sales	Three Months Ended June 30,
	2010	2009	% change
	(Dollars in Thousands)
Metalcasting	$ 49,857	$ 30,954	61.1%
Specialty materials	27,055	22,007	22.9%
Pet products	14,453	15,355	-5.9%
Basic minerals	13,429	6,090	120.5%
Other product lines	1,603	1,073	*
Total	106,397	75,479

* Not meaningful.

Environmental Product Line Sales	Three Months Ended June 30,
	2010	2009	% change
	(Dollars in Thousands)
Lining technologies	$ 35,022	$ 25,179	39.1%
Building materials	13,540	15,099	-10.3%
Contracting services	10,425	9,491	9.8%
Drilling products	6,172	5,601	10.2%
Total	65,159	55,370

AMCOL INTERNATIONAL CORPORATION
SUPPLEMENTARY INFORMATION (unaudited)
YEAR-TO-DATE

Composition of Sales by Geographic Region	Six Months Ended June 30, 2010
	Americas	EMEA	Asia Pacific	Total
Minerals and materials	32.8%	8.8%	9.9%	51.5%
Environmental	12.6%	11.0%	2.5%	26.1%
Oilfield services	14.9%	0.7%	2.1%	17.7%
Transportation	4.7%	0.0%	0.0%	4.7%
Total - current year's period	65.0%	20.5%	14.5%	100.0%
Total from prior year's comparable period	66.9%	22.7%	10.4%	100.0%

Percentage of Revenue Growth by Component	Six Months Ended June 30, 2010
	vs.
	Six Months Ended June 30, 2009
	Organic	Acquisitions	Foreign Exchange	Total
Minerals and materials	13.2%	0.0%	1.2%	14.4%
Environmental	-0.2%	0.2%	1.1%	1.1%
Oilfield services	1.2%	0.0%	0.5%	1.7%
Transportation	0.6%	0.0%	0.0%	0.6%
Total	14.8%	0.2%	2.8%	17.8%
% of growth	83.2%	1.1%	15.7%	100.0%

Minerals and Materials Product Line Sales	Six Months Ended June 30,
	2010	2009	% change
	(Dollars in Thousands)

Metalcasting	$ 94,197	$ 62,495	50.7%
Specialty materials	52,863	44,669	18.3%
Pet products	30,891	32,770	-5.7%
Basic minerals	22,775	13,940	63.4%
Other product lines	3,359	1,762	*
Total	204,085	155,636

* Not meaningful.

Environmental Product Line Sales	Six Months Ended June 30,
	2010	2009	% change
	(Dollars in Thousands)

Lining technologies	$ 51,587	$ 45,284	13.9%
Building materials	26,041	27,477	-5.2%
Contracting services	14,639	16,139	-9.3%
Drilling products	11,067	10,703	3.4%
Total	103,334	99,603

For further information, contact:
Don Pearson
Vice President & CFO
847.851.1500